                                                                      EXHIBIT 11

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

         We are the independent auditors for the Company. Primary and fully diluted earnings per common and common equivalent shares are computed based on the weighted average number of shares of common stock and common stock equivalents outstanding during each period. The computation takes into effect common shares issuable under stock option plans. No effect has been given to convertible preferred stock, as the market price did not exceed the liquidation value of $10 per share. The primary weighted average common and common equivalent shares, as applicable, outstanding during the three and six months ended February 28, 1997 and February 29, 1996, was 6,231,288 and 5,494,573,
respectively. The fully diluted average common and common equivalent shares, as applicable, outstanding during the three and six months ended February 28, 1997 and February 29, 1996 was 6,396,842 and 5,519,792, respectively.

                                            KELLY & COMPANY

                                            By:  /s/ Gerald Kelly
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                                            Title:  President
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